EXHIBIT 99.1

Efficacy Shown With GlaxoSmithKline's Phase 3 Malaria Vaccine Candidate, Which Contains Agenus' Qs-21 Stimulon(R) ADJUVANT

  Phase 3 study met its primary endpoint and demonstrates statistically significant protection against clinical and severe malaria in infants
  Contains Agenus' QS-21 Stimulon1 adjuvant currently being studied in 17 clinical programs, including four Phase 3 studies by GlaxoSmithKline (GSK)

LEXINGTON, Mass., Nov. 9, 2012 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN), a developer of therapeutic vaccines for cancer and infectious diseases, today announced the second complete set of results from the Phase 3 trial of GlaxoSmithKline's (NYSE:GSK) RTS,S malaria vaccine candidate (also known as Mosquirix™), which contains Agenus' QS-21 Stimulon adjuvant, were published online in the New England Journal of Medicine and announced at the International Vaccines for Africa Conference in Cape Town, South Africa. QS-21 Stimulon is a component of AS01, one of GSK's proprietary adjuvant systems used in RTS,S.

In this trial, infants (aged 6-12 weeks at first vaccination) receiving the RTS,S vaccine candidate experienced one-third fewer episodes of both clinical and severe malaria and experienced similar reactions to the injection when compared to those who received the control meningococcal C conjugate vaccine. Insecticide-treated bed nets were used by 86% of the trial participants demonstrating that RTS,S provided protection beyond existing malaria control interventions.

The results of this trial are part of the largest malaria vaccine efficacy and safety study ever conducted in Africa to date and included 15,460 children. The trial includes 11 African research centers in seven African countries2 with GSK and its partners.

Malaria is responsible for approximately 655,000 deaths each year, most of whom are children under the age of five in sub-Saharan Africa. If approved by regulatory authorities, the World Health Organization (WHO) has indicated that a policy recommendation for the RTS,S malaria vaccine candidate is possible as early as 2015.

"We are very pleased to be a part of this important breakthrough, which has the potential to prevent millions of malaria cases," said Garo H. Armen, Ph.D., Chairman and CEO of Agenus Inc. "QS-21 Stimulon has become a key component of many vaccines in clinical development; over the next year we expect additional, pivotal data from multiple important clinical programs that are being developed by us and our corporate partners."

Agenus' QS-21 adjuvant is an important component contained in a substantial number of GSK's vaccines currently in clinical development, including four GSK programs that are in Phase 3 studies. Agenus is entitled to receive milestone payments as QS-21-containing programs advance, as well as royalties for 10 years after commercial launch, with some exceptions.

About GSK's RTS,S Program

When administered with standard childhood vaccines in the Phase 3 study3, efficacy of the RTS,S vaccine candidate against clinical and severe malaria in infants aged 6 to 12 weeks was 31% (clinical) and 37% (severe)4 over 12 months of follow-up after the third vaccine dose.5 Results published inthe New England Journal of Medicine in November 2011 showed that efficacy against clinical and severe disease in children 5-17 months of age at the time of first vaccination was higher and demonstrated that clinical and severe malaria cases were reduced by approximately half. Both co-primary endpoints in the large ongoing efficacy trial were met.

Follow-up for this trial will continue and should provide more data for analyses to better understand the different findings between the age categories and insights into RTS,S' efficacy in areas with differences in malaria prevalence. Longer-term efficacy data of the vaccine during 30 months of follow-up after the third dose, and the impact of a booster dose, are expected to be available at the end of 2014.

RTS,S is a scientific name given to this malaria vaccine candidate and represents its composition. RTS,S aims to trigger the immune system to defend against Plasmodium falciparum malaria parasite when it first enters the human host's bloodstream and/or when the parasite infects liver cells. It is designed to prevent the parasite from infecting, maturing and multiplying in the liver, after which the parasite would re-enter the bloodstream, infect red blood cells, and start causing symptoms of the disease.

RTS,S Safety Profile

There was no increase in overall reporting of serious adverse events6 (SAEs) between the infants vaccinated with the RTS,S malaria vaccine candidate and infants in the control group, which received a comparator vaccine. Side effects following vaccination primarily included local injection site reactions, which were less frequent in RTS,S vaccinations compared to the DTP-HepB/Hib vaccine; and fever, which was more frequent in RTS,S than the control vaccine group (following 30.6% versus 21.1% of vaccine doses, respectively).

Two new cases of meningitis were reported in the 6-12 week-old infant age category in addition to the 9 reported last year; one in the RTS,S group and one in the control vaccine group. Further analysis revealed a bacterial cause of the meningitis in 7 of the 11 cases.

For additional information on RTS,S, please visit GSK's website at www.gsk.com.

About Agenus' QS-21 Stimulon® Adjuvant

Agenus' flagship adjuvant, QS-21 Stimulon, is a saponin extracted from the bark of the Quillaja saponaria tree, also known as the soap bark tree or Soapbark, an evergreen tree native to warm temperate central Chile. Agenus' QS-21 has become a key component in the development of investigational preventive vaccine formulations across a wide variety of infectious diseases, and appears to be essential for several investigational therapeutic vaccines intended to treat cancer and degenerative disorders. QS-21 Stimulon adjuvant has been widely studied in clinical development and tens of thousands of patients have received vaccines containing the adjuvant. QS-21 Stimulon adjuvant is being studied in clinical trials for approximately 17 vaccine programs and include GSK's Phase 3 vaccine programs for RTS,S for malaria, MAGE-A3 cancer immunotherapeutic for non-small cell lung cancer and melanoma and HZ/su for shingles. In addition, Janssen's QS-21 Stimulon adjuvant-containing vaccine candidate is in Phase 2 trials for the treatment of Alzheimer's disease. HerpV, Agenus' novel QS-21 containing therapeutic vaccine candidate for the treatment of genital herpes, is in a Phase 2 trial.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. For more information, please visit www.agenusbio.com.

The Agenus logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8187

About GSK Vaccines

GlaxoSmithKline Vaccines is active in vaccine research and development. Headquartered in Belgium, GSK Vaccines has 14 manufacturing sites strategically positioned around the globe. Of the 1.1 billion doses of vaccines GSK distributed in 2011, over 80% went to developing countries which include the least developed, low and middle income countries.

GlaxoSmithKline – one of the world's leading research-based pharmaceutical and healthcare companies – is committed to improving the quality of human life by enabling people to do more, feel better and live longer. For further information please visit www.gsk.com

Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding clinical trial activities, the availability of data, the potential application of the Company's technologies and product candidates in the prevention and treatment of diseases, and the timelines and impact of such product candidates being available to patients and associated revenue streams to the Company. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended September 30, 2012. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

1QS-21 Stimulon® adjuvant is an asset of Antigenics, Inc., a wholly owned subsidiary of Agenus Inc.
2Burkina Faso, Nanoro, Institut de Recherche en Science de la Santé (IRSS) / Centre Muraz
Gabon, Lambaréné Albert Schweitzer Hospital, Medical Research Unit
Ghana – Agogo/Kumasi: School of Medical Sciences, Kwame Nkrumah University of Science and Technology; Kumasi Centre for Collaborative Research, Agogo Presbyterian Hospital
Ghana – Kintampo:Kintampo Health Research Centre, Ghana Health Service
Kenya – Kilifi,KEMRI-Wellcome TrustResearch Program
Kenya – Kombewa (Kisumu),KEMRI-Walter Reed Project Kenya Medical Research Institute
Kenya – Siaya (Kisumu),KEMRI-CDCResearch and Public Health Collaboration
Malawi – Lilongwe,University of North Carolina Project at the Tidziwe Centre
Mozambique – Manhica, Centro de Investigação em Saúde de Manhiça
Tanzania – Bagamoyo,Ifakara Health Institute
Tanzania – Korogwe,National Institute for Medical Research, Tanzania, Kilimanjaro Christian Medical Centre

3Standard childhood vaccines used were the combined diphtheria-tetanus-whole-cell-pertussis, hepatitis B, and Haemophilus influenzae type b vaccine (DTPwHepB/Hib) and the oral polio virus vaccine (OPV)

4Based on According To Protocol (ATP) statistical methodology

5Average risk for malaria in the control group was 0.9 clinical episodes per child per year and 2.3% of the children experienced at least one episode of severe malaria

6A serious adverse event refers to any medical event that occurs during the course of a clinical trial and results in death, is life threatening, requires inpatient hospitalization, or results in a persistent or significant disability or incapacity needs, regardless of whether the event is considered by the investigator to be caused by the study vaccination. All SAEs are reported to regulatory authorities.

Stimulon is a registered trademark of Agenus Inc. and its subsidiaries.

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